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The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated July 29, 2004

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-84124

PROSPECTUS SUPPLEMENT
(To prospectus dated July 29, 2004)

146,295 Shares

MSC Industrial Direct Co., Inc.

Class A Common Stock

        MSC shareholders are selling all of the shares of Class A common stock, par value $.001 per share. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling shareholders. See "Selling Shareholders."

        The shares of Class A common stock trade on the New York Stock Exchange under the symbol "MSM." On July 28, 2004, the last reported sales price for the Class A common stock on the New York Stock Exchange was $31.82 per share.

        Investing in the Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholders	$	$

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                        , 2004.

Merrill Lynch & Co.

The date of this prospectus supplement is                        , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Discussions containing such forward-looking statements may be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus, as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "anticipates," "expects," "estimates," "plans," "intends," and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results as discussed in this prospectus. Factors that may cause these differences include, but are not limited to:

  •
  changing customer and product mixes, market conditions and industry consolidation;

  •
  competition;

  •
  general economic conditions in the markets in which the Company operates;

  •
  risk of cancellation or rescheduling of orders;

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  work stoppages at transportation centers or shipping ports;

  •
  the risk of war, terrorism and similar hostilities;

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  dependence on our information systems;

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  dependence on our personnel; and

  •
  the other factors discussed in the Business Description contained in the Company's Annual Report on Form 10-K for the fiscal year ended August 30, 2003.

        Consequently, such forward-looking statements should be regarded solely as the Company's current plans, estimates and beliefs. The Company does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

ii

THIS OFFERING

Class A common stock offered by the selling shareholders	146,295 shares
Capital Stock to be outstanding after this offering
Class A common stock	42,452,854 shares
Class B common stock	25,445,026 shares
Use of Proceeds	The Company will not receive any of the proceeds from the sale of the shares of Class A common stock offered by the selling shareholders.
NYSE Symbol	"MSM"

        The number of shares of Class A common stock and Class B common stock to be outstanding after the offering is based on our shares outstanding as of July 26, 2004.

        The number of shares of Class A common stock outstanding after the offering excludes (1) 9,416,303 shares of Class A common stock reserved for issuance upon the exercise of options granted under our 1995, 1998 and 2001 Stock Option Plans, of which options to purchase 5,268,832 shares at an average exercise price of $15.66 have been issued, (2) 34,111 shares of Class A common stock reserved for issuance under our 1995 Restricted Stock Plan, and (3) 101,000 shares of Class A common stock reserved for issuance under our 1998 Associate Stock Purchase Plan. Options to purchase an additional 4,147,471 shares of Class A common stock may be granted under our 2001 Stock Option Plan. Certain of the shares issuable upon exercise of the foregoing options are subject to resale pursuant to separate registration statements on Form S-8.

        The Class B common stock is convertible into Class A common stock on a one-for-one basis at the option of the holder and upon transfer of shares of Class B common stock to persons other than existing holders of Class B common stock or certain of their family members. On all matters to be voted upon by our shareholders, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to 10 votes per share of Class B common stock.

        Concurrently with this offering, certain shareholders of the Company are selling 4,500,000 shares of Class A common stock pursuant to a separate registration statement in an under written public offering by several underwriters, including the under writer of the Class A common stock offered hereby. In that offering, the underwriters also have the option to purchase an additional 675,000 shares of Class A common stock from those selling shareholders to cover over-allotments.

UNDERWRITING

        The selling shareholders are offering their shares of our Class A common stock through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter. Subject to the terms and conditions described in a purchase agreement among us, the selling shareholders and the underwriter, the selling shareholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholders, 146,295 shares of Class A common stock.

        The underwriter has agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased.

        We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

        The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriter of officer's certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriter has advised us and the selling shareholders that it proposes to offer the shares of Class A common stock to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                        per share. The underwriter may allow, and the dealers may reallow, a discount not in excess of $                        per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling shareholders.

Per Share
Public offering price	$
Underwriting discount	$
Proceeds, before expenses, to the selling shareholders	$

        The expenses of the offering not including the underwriting discount, are estimated at $            and together with the underwriting discount are payable by the selling shareholders.

New York Stock Exchange Listing

        The shares of Class A common stock are listed on the New York Stock Exchange under the symbol "MSM."

Price Stabilization and Short Positions

        Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit the ability of the underwriter and selling group members from bidding for and purchasing our Class A common stock. However, the underwriter may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriter creates a short position in the Class A common stock in connection with the offering, i.e., if it sells more shares than are listed on the cover of this prospectus supplement, the underwriter may also elect to reduce any short position by purchasing shares in the open market. Purchases of the Class A common stock to stabilize its price or to reduce a short position may cause the price of the Class A common stock to be higher than it might be in the absence of such purchases.

        Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Internet Distribution

        Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

Other Relationships

        The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Katten Muchin Zavis Rosenman, New York, New York. Certain members and associates of the firm of Katten Muchin Zavis Rosenman own an aggregate of approximately 1,500 shares of Class A common stock. Fried, Frank, Harris, Shriver & Jacobson LLP, a Delaware limited partnership, will pass on certain legal matters in connection with this offering for the underwriter.

EXPERTS

        The consolidated financial statements of MSC Industrial Direct Co., Inc. and Subsidiaries appearing in MSC Industrial Direct Co., Inc.'s Annual Report (Form 10-K) for the year ended August 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read any materials filed by us at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. You may obtain information about the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public on the SEC's Internet website located at http://www.sec.gov.

        We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act covering the sale of the Class A common stock. As allowed by Securities and Exchange Commission rules, this prospectus supplement and the accompanying prospectus, filed as part of the registration statement do not contain all of the information included in the registration statement or in the exhibits to the registration statement. For further information with respect to our company and the securities offered by this prospectus, you should read the registration statement and the exhibits filed with the registration statement. You may obtain copies of the registration statement and exhibits from the Securities and Exchange Commission upon payment of a fee prescribed by the Securities and Exchange Commission or examine the documents, free of charge, at the public reference facilities or Internet website referred to above. A summary in this prospectus supplement and the accompanying prospectus of any document filed as an exhibit to the registration statement, although materially complete, does not summarize all of the information in that document. You should read the exhibit for a more complete understanding of the document or matter involved.

146,295 Shares

MSC Industrial Direct Co., Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

       , 2004

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
THIS OFFERING
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION